EXHIBIT 10.1

COMBIMATRIX DIAGNOSTICS

August 16, 2012

Mark McDonough

Re: Offer Letter

Dear Mark:

I am delighted to offer to you the Chief Commercial Officer with Combimatrix Diagnostics, Inc. (CMDX), reporting directly to me.

The purpose of this letter is to set forth the terms of your offer, which if you accept, will become your initial employment terms. You will be expected to perform various duties consistent with your position and according to the needs of the company, including:  management of all functions at CombiMatrix Diagnostics associated with sales and marketing.  Reporting to you will be the Marketing Manager and all sales reps including the Corporate Account Representative.

Subject to your acceptance of the terms of this letter, your employment will start with CMDX on August 21, 2012. Your employment will be on a full-time basis.

Compensation and Benefits

•                  You will be paid a base salary of $225,000 per year, paid on a bi-weekly basis and prorated for any period less than a full year, less applicable taxes.

•                  Beginning with the 4th Quarter you will be eligible to receive a bonus of $25K per quarter if revenue increases by 20% compared to the previous quarter. For example, if Q3 revenue was $1,000,000 and the company earned $1,200,000 in Q4 you would receive a $25,000 bonus.  It is not a requirement that the previous quarter bonus be awarded to be eligible for the following quarter bonus.  Thus, if you missed your Q4 bonus, you would still be eligible for the 25K bonus if you achieved 20% increase in revenue in Q1 2013 compared to Q4 2012.  The following table is illustrative of the bonus you would receive based on the percentage revenue increase compared to the previous quarter.

10-14.99% Increase	$10,000
15-19.99% Increase	$15,000
20-24.99% Increase	$25,000
25-29.99% Increase	$30,000
30-34.99% Increase	$35,000
35-39.99% Increase	$40,000
40% or more	$50,000

This bonus program will be in effect through Q3, 2013.  After this time a new plan will be put in place which will provide a similar annual target bonus of $100K.

•                  We will recommend to our board of directors that you be granted stock options to purchase 1% of the company after the current financing is completed with an exercise price equal to the closing price of the company’s common stock as of the date of the grant.  Such option will vest over four (4) years so as long as you continue to be employed by CMDX, with 25% of your shares scheduled to vest on each anniversary of the grant date.

•                  You may participate in corporate benefits offered to employees of CMDX, subject to eligibility and other requirements of those plans. Our benefits include company-paid health, dental and vision insurance for you as an employee. CMDX supplements the cost of dependent health, dental and vision insurance.  You may also be eligible to participate in our 401K savings plan.

•                  Paid time-off of three (3) weeks per year, forty (40) hours of sick leave, six (6) company-paid holidays and two (2) floating holidays per year.

Business Expenses

CMDX will reimburse you for reasonable and actual travel and entertainment expenses you incur in connection with performing services for the company, pursuant to CMDX’s policy and applicable tax law and regulations. CMDX retains full discretion to determine whether, and to what extent, actual travel and entertainment expenses are reasonable and subject to reimbursement.

The Company will pay your hotel expenses during those nights you stay in Orange County.  In the event you move from San Diego to Orange County, the Company will pay your moving expenses and closing costs on the sale of your home provided you have achieved the cumulative targeted revenue increase from the closing revenue for the period ending 9/30/2012.

At-Will Employment

While we hope that our employment relationship is on-going and mutually rewarding, your employment with CMDX is at-will, which means that you may discontinue your employment with CMDX at any time, for any reason, and similarly, CMDX may terminate your employment at any time, for any reason. This at-will relationship may not be modified or changed during your employment with CMDX, except by written agreement between you and the President/CEO of CMDX. Nothing in this letter is intended to create any guarantee of employment for any specified period of time.

Conditions of Employment

This offer of employment is contingent on the following:

•                  Employment Authorization. You must produce, within three working days of hire, documentation showing identity and eligibility to work in the United States.

•                  Satisfactory Reference and Background Check. This offer is contingent upon receiving satisfactory references and an acceptable background check.

•                  Satisfactory Drug Screening. This offer is contingent upon successful completion of a post-offer drug screening test.

•                  Employee Agreements. This offer is contingent upon your completion of the New Hire Orientation where you will be asked to sign acknowledgments regarding company policy.

Mark, to say that I am excited to work side by side with you is an understatement!  I know we will have a productive and enjoyable working relationship.  Please feel free to call me if any clarification of this offer is needed.  Congratulations and welcome to the CMDX team!

Very truly yours,

/s/R. JUDD JESSUP
R. Judd Jessup
CEO/President
CombiMatrix Corporation

By my signature below and initialization of each page, I accept this offer of employment in accordance with the terms and conditions in this letter.

/s/ MARK MCDONOUGH
Mark McDonough

August 17, 2012
Date